SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.  )

RACKSPACE HOSTING, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

750086100

(CUSIP Number)

12/31/08

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 23 Pages

CUSIP NO. 750086100	13 G	Page 2 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,096,749
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,096,749
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,096,749
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 750086100	13 G	Page 3 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 45,162
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 45,162
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 750086100	13 G	Page 4 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND, A DELAWARE MULTIPLE SERIES LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 200,655
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 200,655
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,655
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 750086100	13 G	Page 5 of 23 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,342,566
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 750086100	13 G	Page 6 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL IX, A DELAWARE LIMITED PARTNERSHIP (“SC IX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3335835
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,515,785
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,515,785
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,515,785
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 750086100	13 G	Page 7 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND, A DELAWARE LIMITED PARTNERSHIP (“ANNEX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3354706
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 63,160
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 63,160
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,160
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 750086100	13 G	Page 8 of 23 Pages

1	NAME OF REPORTING PERSON SC IX.I MANAGEMENT, LLC (“SC IX.I LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 90-0157711
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,578,945 shares of which 1,515,785 shares are directly held by SC IX and 63,160 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,578,945 shares of which 1,515,785 shares are directly held by SC IX and 63,160 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,578,945
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 750086100	13 G	Page 9 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324307
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,160,350
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,160,350
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,160,350
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 750086100	13 G	Page 10 of 23 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3330616
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 703,685
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 703,685
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 703,685
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 750086100	13 G	Page 11 of 23 Pages

1	NAME OF REPORTING PERSON SCFF MANAGEMENT, LLC (“SCFF LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324306
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,864,035 shares of which 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,864,035 shares of which 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,864,035
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 750086100	13 G	Page 12 of 23 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,785,546 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Moritz is a Managing Member of  SCGF III LLC, SC IX.I LLC and SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,785,546 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Moritz is a Managing Member of  SCGF III LLC, SC IX.I LLC and SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,785,546
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 13 of 23 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,785,546 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Leone is a Managing Member of  SCGF III LLC, SC IX.I LLC and SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,785,546 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Leone is a Managing Member of  SCGF III LLC, SC IX.I LLC and SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,785,546
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 14 of 23 Pages

1	NAME OF REPORTING PERSON MARK STEVENS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
7,442,980 shares of which 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Stevens is a Managing Member of  SC IX.I LLC and SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
7,442,980 shares of which 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Stevens is a Managing Member of  SC IX.I LLC and SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,442,980
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.4%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 15 of 23 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,785,546 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Goguen is a Managing Member of  SCGF III LLC, SC IX.I LLC and SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,785,546 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, 63,160 shares are directly held by ANNEX, 5,160,350 shares are directly held by SCFF and 703,685 shares are directly held by SCFP.  Mr. Goguen is a Managing Member of  SCGF III LLC, SC IX.I LLC and SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,785,546
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 16 of 23 Pages

1	NAME OF REPORTING PERSON MARK KVAMME I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
5,921,511 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, and 63,160 shares are directly held by ANNEX.  Mr. Kvamme is a Managing Member of  SCGF III LLC and SC IX.I LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
5,921,511 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III, 200,655 shares are directly held by SCG III PF, 1,515,785 are directly held by SC IX, and 63,160 shares are directly held by ANNEX.  Mr. Kvamme is a Managing Member of  SCGF III LLC and SC IX.I LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,921,511
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 17 of 23 Pages

1	NAME OF REPORTING PERSON JAMES GOETZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  Mr. Goetz is a Managing Member of  SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  Mr. Goetz is a Managing Member of  SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,342,566
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 18 of 23 Pages

1	NAME OF REPORTING PERSON J. SCOTT CARTER I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  Mr. Carter is a Managing Member of  SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  Mr. Carter is a Managing Member of  SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,342,566
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 19 of 23 Pages

1	NAME OF REPORTING PERSON ROELOF BOTHA I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  Mr. Botha is a Managing Member of  SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
4,342,566 shares of which 4,096,749 shares are directly held by SCGF III, 45,162 shares are directly held by SCGP III and 200,655 shares are directly held by SCG III PF.  Mr. Botha is a Managing Member of  SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,342,566
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 750086100	13 G	Page 20 of 23 Pages

ITEM 1.

(a)

Name of Issuer:

Rackspace Hosting, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

5000 Walzem Rd.

San Antonio, Texas  78218

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital Growth Fund III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth Partners III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

SCGF III Management, LLC

Sequoia Capital IX, a Delaware Limited Partnership

Sequoia Capital Entrepreneurs Annex Fund, a Delaware Limited Partnership

SC IX.I Management, LLC

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Mark Stevens  (“MS”)

Michael Goguen  (“MG”)

Mark Kvamme  (“MK”)

James Goetz (“JG”)

J. Scott Carter (“SC”)

Roelof Botha (“RB”)

SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.  MM, DL, MG, MK, JG, SC and RB are Managing Members of SCGF III LLC.  SC IX.I LLC is the General Partner of SC IX and ANNEX.  MM, DL, MS, MG and MK are Managing Members of SC IX.I LLC.  SCFF LLC is the General Partner of SCFF and SCFP.  MM, DL, MS and MG are Managing Members of SCFF LLC.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MS, MG, MK, JG, SC, RB:  USA

SCGF III LLC, SCGF III, SCGP III, SCG III PF, SCFF LLC,

SCFF, SCFP, SC IX.I LLC, SC IX, ANNEX:  Delaware

CUSIP NO. 750086100	13 G	Page 21 of 23 Pages

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:

750086100

ITEM 3.

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.

Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  [  ]

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 750086100	13 G	Page 22 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  11, 2009

Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership	Sequoia Capital IX, a Delaware Limited Partnership Sequoia Capital Entrepreneurs Annex Fund, a Delaware Limited Partnership
By: SCGF III Management, LLC, their General Partner	By: SC IX.I Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member
Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC	Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SCGF III Management, LLC, Its Managing Member	By: SCFF Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone	/s/ J. Scott Carter J. Scott Carter
/s/ Michael Moritz Michael Moritz	/s/ Roelof Botha Roelof Botha
/s/ Michael Goguen Michael Goguen	/s/ Mark Stevens Mark Stevens
/s/ Mark Kvamme Mark Kvamme
/s/ James Goetz James Goetz

CUSIP NO. 750086100	13 G	Page 23 of 23 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of Rackspace Hosting, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 11, 2009

Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership	Sequoia Capital IX, a Delaware Limited Partnership Sequoia Capital Entrepreneurs Annex Fund, a Delaware Limited Partnership
By: SCGF III Management, LLC, their General Partner	By: SC IX.I Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member
Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC	Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SCGF III Management, LLC, Its Managing Member	By: SCFF Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone	/s/ J. Scott Carter J. Scott Carter
/s/ Michael Moritz Michael Moritz	/s/ Roelof Botha Roelof Botha
/s/ Michael Goguen Michael Goguen	/s/ Mark Stevens Mark Stevens
/s/ Mark Kvamme Mark Kvamme
/s/ James Goetz James Goetz